Exhibit 10.36

July 7, 2009

Sirs

Parque Cibernetico de Santo Domingo, S. A. Santo Domingo

Dominican Republic

Dear Sirs:

Set forth herein are the principal terms and conditions that Sunovia Energy Technologies, Inc., an American company, domiciled at 6408 Parkland Drive, Suite 104, Sarasota, Florida 34243, United States of America (hereinafter Sunovia), and Parque Cibernetico de Santo Domingo, S. A. (hereinafter the "Parque"), a Dominican company, domiciled at Autopista Las Americas Km 27 'A, La Caleta, Boca Chica, Provincia de Santo Domingo Este, Dominican Republic, have discussed to this date, in order to undertake a joint venture with regard to the development and installation by Sunovia of a 20 MW solar plant facility within the property of the "Parque" (the Solar Plant), based on the feasibility study to be carried out by Sunovia and a provisional concession that is to be granted by the Comision Nacional de Energia de la Republica Dominicana (the Commission) under the terms of the Law 57-08 on Renewable Energy (the "Renewable Energy Law").

The general terms that have been agreed upon by the Parties are the following:

1.
20 MW Solar Plant: Sunovia proposes to build and develop a 20 MW solar facility using concentrator photovoltaic (CPV) solar energy technology, by the end of year 2012, with up to an additional 80 MW (for a total of 100 MW) within the 12 months following its start date. The start date shall be concreted by Sunovia upon the successful conclusion of the tasks described in the Project Study Outline during the provisional concession period. The evaluation and prospection studies necessary for the installation and development of the Solar Plant shall initiate as soon as Sunovia deems it practicable, once the Commission has granted the provisional concession to that end.

2.
The Space:  The Parque will provide Sunovia the land and/or space necessary for the installation of the Solar Plant within the perimeter of the Parque Cibernetico, at no cost, for a minimum of twenty five (25) years starting at the end of the provisional concession period, with subsequent 5-year automatic extensions provided certain parameters to be agreed upon by the Parties in the definitive agreement, are met. The geographical coordinates of the land/or space where the Solar Plant is going to be installed will be determined in the definitive agreement. The Parque hereby authorizes Sunovia to start using the Land in order to carry out the studies, analysis, prospections, and in general, everything that is required to explore the feasibility of the installation and development of the Solar Plant, within the provisional concession period. The "Parque" will fully cooperate with Sunovia so that Sunovia can obtain all that is necessary to meet the Solar Plant required standards, in accordance with the Project Study Outline.

3.
The Facility:  The "Parque" agrees to provide a twenty five thousand (25,000) square feet facility satisfactory to Sunovia, within the perimeter of the Parque Cibernetico, for a minimum five years term beginning January 1st, 2011, at a competitive market rate that is mutually agreeable to the parties, for the assembly of the solar systems and potentially, LED lighting fixtures.

4.
Marketing and Sale. The "Parque" will be responsible for marketing and selling, on a non-exclusive basis, the solar energy generated by the Solar Plant to its Customers as well as to Customers outside the perimeter of the Park (collectively, "the Customers); and guarantees to Sunovia that any and all energy generated by the Solar Plant will be purchased and paid for by the Customers.

The price of sale per Kwh of the energy generated by Sunovia will be determined by The Parties in the definitive agreement.

5.
Profit Distribution: Sunovia and the "Parque" have agreed to a profit distribution of fifty percent (50%) each, of the net income to be eventually generated by the Solar Plant directly from the sale of solar energy to Customers, provided that any Financing required will have to be serviced prior to any profit split and provided such profit split will be for the; same term of the use of the land and/or space. The financing requirement will be determined by The Parties prior to the execution of the final agreement. The "Parque" and Sunovia will define the legal instrument that best fits the profit distribution agreement, whether it is a Company, a shareholders agreement, a commercial agreement, among others.

6.
Conditions Precedent to a Definitive Agreement. The parties shall promptly commence negotiation of: a) the definitive agreement regarding the land or/and space where the Solar Plant is to be installed; b) the definitive agreement regarding the 25,000 square feet facility; c) the determination of the financial requirements and the profit distribution agreement provided it is done separately and any other contract or agreement that needs to be drafted to cover the issues negotiated. The execution of such agreements shall be contingent upon (a) granting of the provisional concession specified in Article 1 Letter i) and Article 16 of the Renewable Energy Law by the Commission to Sunovia; and b) such agreements indicated in letters a) b) and c) being satisfactory in form and substance to the Parties. Whether or not the Parties enter into the definitive agreements with respect to the proposed transaction, each of the parties hereto will pay its own out-of-pocket expenses in connection with the proposed transaction.

7.
 Termination. It is of great importance for Sunovia to benefit from the incentives established by the Renewable Energy Law and its regulation. Therefore, it is acknowledged by the "Parque" that Sunovia will apply before the Commission for the provisional concession to carry out the evaluation necessary for the construction of the Solar Plant, and later on, based on the results of such evaluation, it will apply for the definitive concession that will entitle Sunovia to benefit from the incentives created by the Renewable Energy Law an its regulation. In the event that Sunovia does not obtain the concessions and permits from the Comision Nacional de Energia and/or the permits from any other competent authority of the Dominican Republic, which are material or necessary to build and develop the Solar Plant, it is understood that this Letter of Intent shall be considered terminated, without any liability, upon written notification from Sunovia to the "Parque". Likewise, in the event that Sunovia decides not to carry out the Project, this Letter of Intent will terminate without any liability for the Parties, upon written notification from Sunovia to the "Parque" at least ten (10) days in advance.

8.
Counterparts: This letter of intent may be executed in two or more counterparts, each of which may bear the execution of some or all of the parties but all of which, taken together, shall constitute a single instrument.

This letter supersedes any prior discussions or agreements of the parties.

9.
Applicable Law and Jurisdiction: The terms of this Letter of Intent shall be governed by the laws of the Dominican Republic. In the event any conflict arises with regard to the construction, interpretation, enforcement, termination or any cause related directly to this Letter of Intent and/or its subsequent definitive agreements, the Parties agree to submit the litigation to binding arbitration, in accordance with the Ruling of Arbitration of the Consejo de Conciliacion y Arbitraje de la Camara de Comercio de Santo Domingo, Inc.

Please indicate your concurrence to the foregoing by signing the enclosed copy of this letter and returning it to us at your earliest convenience.

Very truly yours,

SUNOVIA ENERGY TECHNOLOGIES, INC.

arl Smith President and CEO

Accepted by:
PARQUE CIBERNETICO DE SANTO DOMINGO, S.A. on date: July 7, 2009